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                  INDEPENDENT AUDITOR'S CONSENT

     We consent to the incorporation by reference in this post-effective amendment on Form S-3 amending a registration statement on Form S-1 (File No. 33-75336) of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern and uncertainties related to a contingency and litigation, dated July 8, 1995, except for Notes 13 and 23 for which the date is September 19, 1995, on our audits of the financial statements and financial statement schedules of Command Security Corporation. We also consent to the reference to our firm under the caption "Experts."

                              Coopers & Lybrand, LLP


Albany, New York
August 21, 1996